Eastman Announces First-Quarter 2017 Financial Results

KINGSPORT, Tenn., April 27, 2017 - Eastman Chemical Company (NYSE:EMN) today announced reported earnings of $1.89 per diluted share for first-quarter 2017 versus $1.69 per diluted share for first quarter 2016. Adjusted earnings were $1.83 per diluted share for first quarter 2017 versus $1.71 per diluted share for first quarter 2016. For detail of the adjustments and reconciliation to reported company and segment earnings, see Tables 3A, 4A, and 4B.

“Our solid first-quarter results once again demonstrate the strength and resiliency of our portfolio,” said Mark Costa, Board Chair and CEO. “We delivered strong volume growth in our specialty businesses driven by innovative, high margin products which are accelerating demand growth in attractive, niche markets. We also continue to benefit from aggressive cost management and disciplined capital allocation. We remain confident in the resiliency of our portfolio and the sustainability of our strong cash flow going forward.”

(In millions, except per share amounts)	1Q2017	1Q2016
Sales revenue	$2,303	$2,236
Operating earnings	$397	$399
Adjusted operating earnings*	$397	$406
Earnings per diluted share	$1.89	$1.69
Adjusted earnings per diluted share*	$1.83	$1.71
Net cash provided by operating activities	$52	$51

*For adjusted provision for income taxes in 1Q 2017, non-core items in 1Q 2016, and reconciliation to reported company and segment earnings, see Tables 3A, 4A, and 4B.

Segment Results 1Q 2017 versus 1Q 2016

Additives & Functional Products - Sales revenue increased due to higher sales volume across the segment, partially offset by slightly lower selling prices and an unfavorable shift in foreign currency exchange rates. The lower selling prices were primarily attributed to lower raw material prices in the prior year. Operating earnings were relatively unchanged as higher sales volume was mostly offset by higher raw material and energy costs, lower selling prices, and an unfavorable shift in foreign currency exchange rates.

Advanced Materials - Sales revenue increased due to improved product mix resulting from higher sales volume of premium products including Eastman TritanTM copolyester, performance films, and Saflex® acoustic interlayers. Operating earnings increased due to higher sales volume, improved product mix of premium products, and fixed cost leverage, partially offset by higher raw material and energy costs and lower selling prices.

Chemical Intermediates - Sales revenue increased primarily due to higher selling prices. The higher selling prices were attributed to higher raw material prices and improved competitive conditions. Operating earnings increased primarily due to higher selling prices and lower commodity hedge costs, partially offset by higher raw material and energy costs.

Fibers - Sales revenue decreased primarily due to lower sales volume and lower selling prices, particularly for acetate tow. Lower acetate tow sales volume was primarily due to reduced sales in China and customer buying patterns. Lower acetate tow selling prices were primarily due to lower industry capacity utilization rates. Operating earnings declined due to lower sales volume and lower selling prices, partially offset by lower operating costs resulting from recent actions.

Cash Flow

Eastman generated $52 million in cash from operating activities during first-quarter 2017. Strong earnings were partially offset by a normal seasonal increase in working capital. Share repurchases totaled $75 million in first quarter 2017. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, funding targeted growth initiatives, and repurchasing shares.

Outlook

Commenting on the outlook for full-year 2017, Costa said: "We started out 2017 with convincing first-quarter results, and we expect our innovative, high margin products to continue to drive compelling growth in what remains an uncertain global business environment. Aggressive cost management and disciplined capital allocation are also expected to continue contributing to earnings growth, helping to offset challenges in Fibers. We remain confident in the actions we are taking to deliver growth despite the challenges we face, and therefore continue to expect adjusted EPS growth in 2017 to be between 8-12 percent.”

The full-year 2017 projected earnings exclude any non-core, unusual, or non-recurring items in the remaining nine months of 2017 and assumes that the adjusted tax rate detailed in Tables 4A and 4B for first quarter 2017 will be the actual rate for full-year 2017. Our 2017 financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected full-year 2017 earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; raw material and energy prices and costs, and other costs; and revenue, earnings, and cash flow for full-year 2017. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-K filed for 2016 available, and the Form 10-Q to be filed for first quarter 2017 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on April 28, 2017 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-0378, passcode number 5196633. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, April 28 to 11:00 a.m. ET, May 8 at 888-203-1112 or 719-457-0820, passcode 5196633.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2016 revenues of approximately $9.0 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

# # #
Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
April 27, 2017

For Eastman Chemical Company First Quarter 2017 Financial Results Release

Table 1 – Statements of Earnings

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2017	2016
Sales	$2,303	$2,236
Cost of sales	1,678	1,602
Gross profit	625	634
Selling, general and administrative expenses	174	183
Research and development expenses	54	54
Asset impairments and restructuring charges (gains), net	—	(2)
Operating earnings	397	399
Net interest expense	60	64
Other (income) charges, net (1)	(4)	12
Earnings before income taxes	341	323
Provision (benefit) for income taxes	62	72
Net earnings	279	251
Less: net earnings attributable to noncontrolling interest	1	—
Net earnings attributable to Eastman	$278	$251

Basic earnings per share attributable to Eastman	$1.90	$1.70
Diluted earnings per share attributable to Eastman	$1.89	$1.69

Shares (in millions) outstanding at end of period	145.8	147.8
Shares (in millions) used for earnings per share calculation
Basic	146.2	147.8
Diluted	147.2	148.8

(1)	See Table 4A for $5 million non-core item in first quarter 2016 which adjusts other (income) charges, net excluding non-core items to $7 million.

Table 2A – Segment Sales Information

	First Quarter
(Dollars in millions, unaudited)	2017	2016
Sales by Segment
Additives & Functional Products	$773	$737
Advanced Materials	634	589
Chemical Intermediates	670	620
Fibers	213	280
Total Sales by Segment	2,290	2,226
Other	13	10
Total Eastman Chemical Company	$2,303	$2,236

Table 2B – Sales Revenue Change

	First Quarter 2017 Compared to First Quarter 2016
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	5%	8%	(2)%	(1)%
Advanced Materials	8%	10%	(1)%	(1)%
Chemical Intermediates	8%	1%	8%	(1)%
Fibers	(24)%	(15)%	(9)%	—%

Total Eastman Chemical Company	3%	4%	—%	(1)%

Table 2C – Sales by Customer Location

	First Quarter
(Dollars in millions, unaudited)	2017	2016
Sales by Customer Location
United States and Canada	$1,066	$1,006
Asia Pacific	512	495
Europe, Middle East, and Africa	600	612
Latin America	125	123
Total Eastman Chemical Company	$2,303	$2,236

Table 3A - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) Reconciliations(1)

	First Quarter
(Dollars in millions, unaudited)	2017	2016
Additives & Functional Products
Operating earnings	$152	$153
Asset impairments and restructuring charges (gains), net	—	(2)
Excluding non-core item	152	151
Advanced Materials
Operating earnings	121	108
Chemical Intermediates
Operating earnings	82	67
Fibers
Operating earnings	52	86
Other
Operating loss	(10)	(15)
Acquisition integration and transaction costs	—	9
Excluding non-core items	(10)	(6)

Total Eastman Chemical Company
Operating earnings	397	399
Acquisition integration and transaction costs	—	9
Asset impairments and restructuring charges (gains), net	—	(2)
Total operating earnings excluding non-core items	$397	$406

Company Non-GAAP Operating Earnings Reconciliations by Line Items
Operating earnings	$397	$399
Selling, general and administrative expenses	—	9
Asset impairment and restructuring charges (gains), net	—	(2)
Total operating earnings excluding non-core items	$397	$406

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for first quarter 2016 for descriptions of first quarter 2016 non-core items.

Table 3B - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) (1)

	First Quarter
(Dollars in millions, unaudited)	2017	2016
Additives & Functional Products	$152	$151
Advanced Materials	121	108
Chemical Intermediates	82	67
Fibers	52	86
Total segment operating earnings excluding non-core items	$407	$412
Total Other	(10)	(6)
Total operating earnings excluding non-core items	$397	$406

(1)	For identification of excluded non-core items and reconciliations to GAAP operating earnings, see Table 3A.

Table 4A – Operating Earnings, Earnings, and Earnings Per Share Non-GAAP Reconciliations

Adjusted Provision for Income Taxes and Tax Rate

For interim periods beginning first quarter 2017, the Company will disclose non-GAAP earnings with an adjusted effective tax rate and a resulting adjusted provision for income taxes using the Company's then current forecasted tax rate for the full year. The adjusted effective tax rate and resulting adjusted provision for income taxes are equal to the Company's projected annual effective tax rate and provision for income taxes on earnings excluding non-core items. The adjusted effective tax rate and resulting adjusted provision for income taxes may fluctuate during the year for changes in events and circumstances that change the Company's forecasted annual effective tax rate and resulting provision for income taxes excluding non-core items. Management discloses this adjusted effective tax rate, and the related reconciliation to the GAAP effective tax rate, to provide investors more complete and consistent comparisons of the Company's operational performance on a period-over-period interim basis and on the same basis as management evaluates quarterly financial results to provide a better indication of expected full year results. The Company did not forecast a full year effective tax rate or provision for income taxes on this basis in prior periods, and accordingly is not presenting an adjusted effective tax rate or provision for income taxes for periods prior to first quarter 2017.

	First Quarter 2017
	As Reported (GAAP)	Asset Impairment and Restructuring Charges (Gains), Net	Acquisition Integration and Transaction Costs	Other	Adjustment to Effective Tax Rate and Provision for Income Taxes (1)	Non-GAAP (with Adjusted Provision for Income Taxes)
Operating earnings	$397	—	—	—	—	$397
Other (income) charges, net	$(4)	—	—	—	—	$(4)
Earnings before income taxes	$341	—	—	—	—	$341
Provision for income taxes	$62	—	—	—	9	$71
Effective tax rate	18%	—	—	—	3%	21%
Net earnings attributable to Eastman	$278	—	—	—	—	$269
Net earnings attributable to Eastman, per diluted share	$1.89	—	—	—	—	$1.83

	First Quarter 2016
	As Reported (GAAP)	Asset Impairment and Restructuring Charges (Gains), Net (2)	Acquisition Integration and Transaction Costs (2)	Other (2)	Effective Tax Rate and Provision for Income Taxes for Non-core Items (3)	Non-GAAP (Excluding Non-Core Items)
Operating earnings	$399	(2)	9	—	—	$406
Other (income) charges, net	$12	—	—	(5)	—	$7
Earnings before income taxes	$323	(2)	9	5	—	$335
Provision for income taxes	$72	—	—	—	8	$80
Effective tax rate	22%	—	—	—	2%	24%
Net earnings attributable to Eastman	$251	—	—	—	—	$255
Net earnings attributable to Eastman, per diluted share	$1.69	—	—	—	—	$1.71

(1)	The adjusted provision for income taxes for first quarter 2017 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

(2)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for first quarter 2016 for descriptions of first quarter 2016 non-core items.

(3)	Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 4B - Adjusted Effective Tax Rate Calculation

First Quarter
2017
Effective tax rate	18%
Discrete tax items (1)	5%
Changes in tax contingencies and valuation allowances	(1)%
Forecasted full year impact of expected tax events	(1)%
Forecasted full year effective tax rate	21%

(1)
"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. First quarter 2017 discrete items consist of planned amendments to and finalization of prior years income tax returns.

Table 5A – Statements of Cash Flows

	First Quarter
(Dollars in millions)	2017	2016
Operating activities
Net earnings	$279	$251
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	145	147
Provision for deferred income taxes	31	9
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(149)	(144)
(Increase) decrease in inventories	(82)	(2)
Increase (decrease) in trade payables	(26)	(62)
Pension and other postretirement contributions (in excess of) less than expenses (1)	(36)	(23)
Variable compensation (in excess of) less than expenses	(84)	(109)
Other items, net	(26)	(16)
Net cash provided by operating activities	52	51
Investing activities
Additions to properties and equipment	(133)	(110)
Proceeds from sale of assets and equity investment	1	6
Acquisitions, net of cash acquired	(4)	(21)
Other items, net	—	(1)
Net cash used in investing activities	(136)	(126)
Financing activities
Net increase in commercial paper and other borrowings	—	82
Proceeds from borrowings	250	—
Repayment of borrowings	—	(10)
Dividends paid to stockholders	(75)	(68)
Treasury stock purchases	(75)	(20)
Proceeds from stock option exercises and other items, net	2	—
Net cash provided by (used in) financing activities	102	(16)
Effect of exchange rate changes on cash and cash equivalents	(2)	—
Net change in cash and cash equivalents	16	(91)
Cash and cash equivalents at beginning of period	181	293
Cash and cash equivalents at end of period	$197	$202

(1)
Reflects changes in pension and other postretirement benefit plans assets, liabilities, and accumulated other comprehensive income resulting primarily from net periodic benefit credits and costs, contributions, and currency remeasurement.

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	First Quarter
(Dollars in millions, unaudited)	2017	2016
Net cash provided by operating activities	$52	$51
Less: Additions to properties and equipment	133	110
Adjusted free cash flow	$(81)	$(59)

Table 6A – Selected Balance Sheet Items

	March 31,	December 31,
(Dollars in millions, unaudited)	2017	2016
Cash and cash equivalents	$197	$181
Total borrowings	6,883	6,594
Total Eastman stockholders' equity	4,651	4,532

Table 6B – Total Borrowings to Net Debt Reconciliations

	March 31,	December 31,
(Dollars in millions, unaudited)	2017	2016
Total borrowings	$6,883	$6,594
Less: Cash and cash equivalents	197	181
Net debt	$6,686	$6,413